Exhibit 10.1

SEARS OUTLET STORES, L.L.C.
AND
LIT-ACQUISITIONS, L.L.C.
AGREEMENT OF PURCHASE AND SALE
1980 West Avenue 140th
San Leandro, Alameda County, California

DATED: May 19, 2016

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of May, 2016 (the “Contract Date”), by and between SEARS OUTLET STORE, L.L.C., a Delaware limited liability company (“Seller”), and LIT-ACQUISITIONS, L.L.C., a Delaware limited liability company (“Purchaser”).
1.SALE.
Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, the Project (as hereinafter defined), including that certain building (the “Building”), consisting of approximately 306,805 square feet and commonly known as 1980 West Avenue 140th in San Leandro, Alameda County, California. For purposes of this Agreement, the term, “Project” shall be deemed to mean, on a collective basis: (a) the parcel(s) of land described in Exhibit A attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to, the Building, and all other on-site structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Building (all such improvements being referred to herein as the “Improvements”); provided, however, that Purchaser acknowledges and agrees that the Project shall be subject to the Seller Lease (as defined in Section 11(b) of this Agreement); (c) all right, title and interest in and to that certain Lease dated as of August 29, 2011 (the “Anchor Lease”), by and between Seller, as successor-in-interest to Sears Roebuck and Co., and Anchor Distributing, Inc. (the “Tenant”), including any security deposits or prepaid rents thereunder; and (d) all right, title and interest in and to any intangible property associated with, and utilized by Seller in the ownership and operation of the Land or the Improvements, including without limitation any Service Contracts (as defined in Section 8(g) of this Agreement), to the extent Purchaser elects to assume the same prior to the expiration of the Inspection Period, and any licenses, permits, guaranties, warranties, indemnities and claims.

2.PURCHASE PRICE.
The total purchase price to be paid to Seller by Purchaser for the Project shall be Twenty-Seven Million Three Hundred Thousand and 00/100 Dollars ($27,300,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.
3.CLOSING.
The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place through an escrow with the Dallas (Texas) offices of Chicago Title Insurance Company (the “Title Company”), on the basis of a “New York-style” closing. The Closing shall occur within ten (10) days after the Approval Date (as hereinafter defined), or at such other time as the parties may agree upon in writing (the “Closing Date”). Provided that Seller’s closing documents have been delivered to the closing escrow prior to 11:00 a.m., Chicago, Illinois time, on the Closing Date, federally wired “immediately available” funds and all necessary closing documents executed by Purchaser shall be in the possession of the Title Company on or before 1:00 p.m., Chicago, Illinois time, on the Closing Date. The Closing shall be effective as of 11:59:59 p.m. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser.
4.EARNEST MONEY.
(a)Escrowee. On the Contract Date, the parties shall enter into an joint strict order escrow agreement (the “Escrow Agreement,” the escrow created thereby being referred to herein as the “Escrow”), designating the Title Company as the escrowee thereunder (“Escrowee”). The parties hereby authorize their respective attorneys to execute the Escrow Agreement and to make such amendments thereto as they shall deem necessary or convenient to close the transaction contemplated hereby.
(b)Earnest Money Deposit. Within three (3) business days following the Contract Date, Purchaser shall deposit into the Escrow by wire transfer, in accordance with the terms of the Escrow Agreement, the sum of Two Million and 00/100 Dollars and 00/100 Dollars ($2,000,000.00) (“Earnest Money”). The Earnest Money shall be invested by the Escrowee in an interest-bearing account with a FDIC-insured, national bank.
(c)Application at Closing. At Closing, the Earnest Money shall be delivered to Seller and credited against the Purchase Price. All interest (if any) earned on the Earnest Money shall be paid to Purchaser, except in the event of Purchaser’s breach of its obligations under this Agreement, whereupon the Earnest Money and all interest earned thereon shall be paid to Seller. All Earnest Money shall be appropriately dealt with by the Escrowee so as to be delivered to Seller or Purchaser, as the case may be, as provided herein and as provided in the Escrow Agreement.
(d)Independent Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred and 00/100 Dollars ($100.00) of the Earnest Money shall be non-refundable in all events, and shall be paid to Seller in the event this Agreement is terminated for any reason prior to Closing (the “Independent Consideration”). The Independent Consideration shall be applicable to the Purchase Price at Closing.
5.SELLER’S DELIVERIES.
Seller shall, promptly after the Contract Date, deliver or make available to Purchaser the items listed on Exhibit B attached hereto (collectively, the “Property Documents”), to the extent in Seller’s possession or control. The Property Documents have been and/or will be delivered or made available to Purchaser without representation or warranty (express or implied). Except for those deliveries required by the terms of this Agreement to be made by Seller subsequent to the Approval Date, Purchaser hereby acknowledges that, unless Purchaser elects to terminate this Agreement on or prior thereto, as of the Approval Date Seller shall be deemed to have made available to Purchaser all of the documents, contracts, information and records (including leases, operating statements and financial information, if any) that Purchaser deems necessary and/or appropriate to the transaction(s) contemplated under this Agreement.
6.INSPECTION PERIOD.
(a)Basic Project Inspection. During the “Inspection Period” (which Inspection Period is defined to be the forty-five (45) day period from and after the Contract Date), Purchaser, its agents and representatives shall be entitled to conduct a “Basic Project Inspection,” which will include the rights to: (i) enter upon the Land and Improvements, on at least one business day’s notice to Seller (which notice may be given by telephone or electronic mail to Rohit Jacobs at the contact information set forth in Section 18 below), to perform inspections and tests of the Project, (ii) make investigations with regard to environmental and other legal requirements, and (iii) review the tenant leases and other contracts affecting the Premises, if any. If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria, in its sole discretion, for the purchase, financing or operation of the Project in the manner contemplated by Purchaser, then Purchaser may terminate this Agreement by written notice to Seller (the “Termination Notice”), with a copy to Escrowee, given not later than the last day of the Inspection Period (the “Approval Date”). Alternatively, if Purchaser is satisfied with the results of its review of the Project, Purchaser may elect to proceed to Closing by written notice to Seller (the “Approval Notice”), with a copy to Escrowee, given not later than the Approval Date. If Purchaser timely delivers the Approval Notice to Seller on or prior to the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement and the Project shall be deemed acceptable to Purchaser. If, however, Purchaser timely delivers the Termination Notice, or if Purchaser fails to timely deliver the Approval Notice, this Agreement shall automatically terminate, the Earnest Money, together with all interest thereon, shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as provided in Sections 6(c), 17 and 20 below.
(b)Environmental Assessment. During the Inspection Period, Purchaser shall have the right to employ one or more environmental consultants or other professional(s) to perform a so-called “Phase I” environmental inspection and assessment (the “Assessment”) of the Project, and Seller acknowledges and consents to such Assessment. Seller shall reasonably cooperate with Purchaser and its environmental consultants (but without third party expense to Seller). Purchaser shall not have the right to perform a Phase II or any other invasive testing without Seller’s prior written consent, in Seller’s reasonable discretion. If requested by Seller, Purchaser shall deliver to Seller copies of all data and reports documenting the Assessment performed pursuant to this Agreement.
(c)Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections (including, but not limited to, the Basic Project Inspection and Assessment), performed at the Project pursuant to this Section 6 to be performed in a manner that does not unreasonably disturb or disrupt Seller’s operations or business at the Project. Further, in connection with Purchaser’s exercise of its rights under this Agreement, Purchaser hereby covenants and agrees to repair any damage that occurs to the Project, at Purchaser’s sole cost and expense, and to return the Project to substantially the same condition as existed immediately prior to the execution of this Agreement. Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall cause its agents and contractors to obtain and maintain the following insurance coverage and shall deliver to Seller evidence of the following insurance coverage: commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence, Two Million and No/100 Dollars ($2,000,000.00) general aggregate, for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Seller suffers or incurs as a result of any damage caused at, to, in, or at the Project as a result of (i) any injury to persons or property damage caused by or resulting from the Basic Project Inspection, the Assessment or any other inspections, tests and/or assessments conducted by Purchaser, its agents, representatives or environmental consultants, or (ii) construction liens filed or asserted in connection with the Basic Project Inspection, the Assessment or any other inspections, tests and/or assessments conducted by Purchaser, its agents, representatives or environmental consultants; provided, however, that in no event shall Purchaser’s indemnification obligations hereunder be applicable to any loss, damage, claim, cause of action, judgment, damage, cost or expense incurred in connection with or arising from or out of (x) the acts or omissions of Seller or its partners, shareholders, officers, members, directors, agents or employees, or (y) any pre-existing condition at the Project, except to the extent the Basic Project Inspection, the Assessment or any other inspections, tests and/or assessments conducted by Purchaser, its agents, representatives or environmental consultants exacerbate such pre-existing conditions. Purchaser’s undertakings pursuant to this Section 6(c) shall indefinitely survive the Closing or termination of this Agreement.
(d)Confidentiality. Each party agrees to maintain in confidence, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Project and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, prospective lenders, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, the “Representatives”) to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, Seller or Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing restriction, the parties acknowledge that Seller will be filing an 8-K disclosing the Agreement upon its execution. Additionally, unless otherwise required by applicable law, neither Purchaser nor Seller shall issue a press release or otherwise make any disclosure to the media, whether before or after Closing, related to the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which prohibition shall survive Closing or the earlier termination of this Agreement.
7.TITLE AND SURVEY MATTERS.
(a)Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a grant deed (the “Deed”), in recordable form reasonably acceptable to Seller, Purchaser and the Title Company, conveying the Project to Purchaser, warranting only that neither Seller nor any person or entity claiming by, through or under Seller has sold or encumbered the Project during Seller’s period of ownership, and subject to the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be specifically approved, in writing, by Purchaser or deemed accepted by Purchaser pursuant to subsection (d) of this Section 7; (3) the rights of Seller under the Seller Lease (as defined in Section 11(b) of this Agreement); and (4) matters arising out of any act of Purchaser or its agents, employees or representatives.
(b)Title Commitment. As soon as practicable after the Contract Date, Purchaser shall obtain and deliver to Seller a commitment, issued by the Title Company, for an ALTA owner’s title insurance policy (the “Title Policy”), in the full amount of the Purchase Price, showing fee simple title to the Project in Seller, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such title commitment.
(c)Survey. Within thirty (30) days following the Contract Date, Purchaser shall have the right to obtain an updated survey, certified by the surveyor as having been prepared in accordance with the most currently available minimum detail and classification requirements of ALTA/ACSM (the “Updated Survey”). The cost of any Updated Survey shall be paid by Purchaser. The Updated Survey will be provided to Seller.
(d)Defects and Cure. The items described in subsection (b) and (c) of this Section 7 are collectively referred to as “Title Evidence;” provided, however, if Purchaser does not obtain the Updated Survey within thirty (30) days following the Contract Date, then the “Title Evidence” shall not include the Updated Survey. If the Title Evidence discloses any matters to which Purchaser shall object (the “Defects”), Purchaser shall notify Seller thereof (the “Defect Notice”), in writing, within ten (10) days following the receipt by Purchaser of the Title Evidence and thereafter Seller shall have the right (but not the obligation) to cure and remove, or obtain title insurance for, such Defects prior to Closing. Within ten (10) business days after Seller’s receipt of the Defect Notice, Seller shall notify Purchaser (“Seller’s Response Notice”) as to those Defect(s), if any, that Seller shall attempt to cure or obtain title insurance for prior to Closing, if any. If Seller fails to deliver such Seller’s Response Notice to Purchaser within ten (10) days, Seller shall be deemed to have notified Purchaser that Seller shall not attempt to cure or obtain title insurance for any Defect(s) raised in the Defect Notice. If Seller notifies Purchaser (or is deemed to notify Purchaser) that it will not attempt to cure or obtain title insurance for any or all Defect(s), then Purchaser may (1) terminate this Agreement by written notice to Seller given within five (5) days after Purchaser receives (or is deemed to receive) Seller’s Response Notice, but in no event later than the Approval Date, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as provided in Sections 6(c), 17 and 20 below; or (2) proceed to close with no reduction in or offset against the Purchase Price, and thereafter Purchaser shall be deemed to have accepted such Defect(s) as Permitted Exceptions, and Purchaser shall be deemed to automatically and forever waive any and all claims and liabilities against Seller with respect to such Defect(s). To the extent that Purchaser fails to timely and properly notify Seller (pursuant to this Section 7) of any such Defect(s), Purchaser shall be deemed to have accepted the same and to automatically and forever waive its right to terminate this Agreement pursuant to this Section 7(d) and such Defect(s) shall be deemed Permitted Exceptions for all purposes hereunder. Notwithstanding the foregoing, in no event shall any mortgages, deeds of trust or other monetary liens encumbering the Project, each created by, through or under Seller, other than inchoate liens for non-delinquent taxes (“Monetary Liens”), constitute Permitted Exceptions, regardless of whether or not Purchaser delivers a Defect Notice with respect thereto, and Seller shall be obligated to cure any such Monetary Liens at or prior to Closing (with Seller being permitted to apply the Purchase Price at Closing in order to effect such cure). Further notwithstanding the foregoing, in the event any new Defects are disclosed by any updated Title Evidence first received by Purchaser after the Approval Date, Purchaser shall have the right to send a Defect Notice with respect thereto, and the procedures of this Section 7(d) shall otherwise apply, except that (x) Purchaser must deliver the Defect Notice (if at all) within two (2) business days after receipt of the applicable updated Title Evidence, (y) Seller must send the Seller’s Response Notice (if at all) within two (2) business days after receipt of the applicable Defect Notice, and (z) Purchaser must terminate this Agreement (if at all) within one (1) business day after receipt of the applicable Seller’s Response Notice, but in no event later than the Closing Date.
8.SELLER’S REPRESENTATIONS.
Effective as of the execution of this Agreement, Seller represents, warrants and covenants to Purchaser as follows, which representations, warranties and covenants shall survive the Closing for nine (9) months, and shall be true and correct in all material respects as of Closing as a condition to the obligations of Purchaser to consummate the Closing hereunder:
(a)Authority. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Delaware, and is qualified to do business in the State of California. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and is enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required.
(b)Litigation. Seller has not received any written notice of any pending or, to Seller’s knowledge, threatened judicial, municipal or administrative proceedings materially affecting the Project, or in which Seller is a party to by reason of Seller’s ownership of all or any part of the Project.
(c)Leases. There are no leases or other agreements to occupy all or any portion of the Project, except the Anchor Lease and the Seller Lease (as defined in Section 11(b) of this Agreement) to be entered into at Closing. Seller shall not enter into any new leases for the Project prior to the Closing, or renew, otherwise modify or terminate any existing leases, without the prior written consent of Purchaser to such new, renewed, modified or terminated leases, which consent may be given or withheld in Purchaser’s sole and absolute discretion.
(d)United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.
(e)Condemnation. Seller has no actual knowledge of a pending condemnation or other governmental taking proceedings affecting all or any part of the Project.
(f)1031 Exchange. Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (the “Purchaser’s Exchange”). As such, Seller agrees to cooperate with Purchaser in effectuating the Purchaser’s Exchange, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Purchaser, to accomplish the Purchaser’s Exchange; provided, however that Seller shall not be required to assume any additional third party expense or liability in connection with, or as part of its cooperation with, the Purchaser’s Exchange, nor shall Seller be required to extend the Closing for the purposes of accommodating the Purchaser’s Exchange. The covenant contained in this Section 8(f) shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.
(g)Service Contracts. Attached hereto as Exhibit C is a complete list of the service, maintenance, and operations contracts with respect to the Project (the “Service Contracts”). Seller shall not enter into any new Service Contracts for the Project prior to the Closing, or renew any existing Service Contracts, without the prior written consent of Purchaser to such new or renewed Service Contract, which consent shall not be unreasonably withheld.
(h)Compliance with Laws. Seller has not received written notice that the Project violates any laws or legal requirements (including zoning ordinances) applicable thereto, other than violations that have been cured prior to the Contract Date.
(i)No Conflict. To Seller’s knowledge, the execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Seller is now party or by which it is bound, or to Seller’s knowledge, any order, rule or regulation of any court or other governmental agency or official.
(j)Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension hereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(k)No Marketing. Seller shall not market the Project, or any portion thereof, for sale during the pendency of this Agreement.

All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual knowledge of Rohit Jacob, without any duty of investigation or inquiry, and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.
No claim for a breach of any representation, warranty or covenant of the Seller shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not disclosed to, or known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Seventy-Five Thousand and No/100 Dollars ($75,000.00), in which event the full amount of such claims shall be actionable, subject however, to the Cap (as hereinafter defined), and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said nine month survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within sixty (60) days after the expiration of the survival period provided for above in this Section 8. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any representation or warranty of Seller and any indemnification obligation of Seller to Purchaser shall in no event exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate (the “Cap”). If, prior to Closing, Seller discloses to Purchaser, or Purchaser discovers or has knowledge of, any misrepresentation of, or inaccuracy with respect to, any of the representations, warranties or covenants from Seller, then such representations, warranties, and covenants shall be deemed modified to reflect such matters and Seller shall have no liability for such matters, but in such event Purchaser may either (i) upon written notice to Seller delivered on or prior to the Closing, terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except as expressly provided herein or (ii) close the transaction contemplated hereunder notwithstanding such misrepresentations or inaccuracies, thereby waiving any and all claims for the breach of the applicable representation, warranty or covenant. If Purchaser fails to timely deliver the written notice described in subclause (i) in the previous sentence, then Purchaser shall be deemed to have elected to proceed under subclause (ii) in the previous sentence. Purchaser shall be deemed to have knowledge of any information contained in any reports disclosed (in writing) to or obtained by Purchaser relating to all or any portion of the Property. The provisions of this Section 8 shall survive the Closing of this Agreement.
9.PURCHASER’S COVENANTS AND REPRESENTATIONS.
Effective as of the execution of this Agreement, Purchaser hereby represents, warrants and covenants with Seller as follows, which representations, warranties and covenants shall survive the Closing for nine (9) months, and shall be true and correct in all material respects as of Closing as a condition to Seller’s obligations to consummate the Closing hereunder:
(a)1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (the “Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Seller’s Exchange, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Seller, to accomplish the Seller’s Exchange; provided, however that Purchaser shall not be required to assume any additional third party expense or liability in connection with, or as part of its cooperation with, the Seller’s Exchange, nor shall Purchaser be required to extend the Closing for the purposes of accommodating the Seller’s Exchange. The covenant contained in this Section 9(a) shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

(b)Authority. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required.
(c)No Conflict. To Purchaser’s knowledge, the execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or to Purchaser’s knowledge, any order, rule or regulation of any court or other governmental agency or official.
(d)Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension hereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
10.PROJECT SOLD “AS IS”.
(a)Except as is otherwise expressly provided in this Agreement or in the documents and instruments executed and delivered by Seller at Closing (the “Closing Documents”), Seller hereby specifically disclaims any warranty (oral or written) concerning (i) the nature and condition of the Project and the suitability thereof for any and all activities and uses that Purchaser may elect to conduct thereon, (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise, (iv) the compliance of the Project or its operation with any laws, rules, ordinances, or regulations of any government or other body, it being specifically understood that Purchaser shall have full opportunity, during the Inspection Period, to determine for itself the condition of the Project; and (v) any other matter whatsoever except as expressly set forth in this Agreement or in the Closing Documents. Except as is otherwise expressly provided in this Agreement or in the Closing Documents, the sale of the Project as provided for herein is made on a strictly “AS IS” “WHERE IS” basis as of the Closing Date. Purchaser expressly acknowledges that, in consideration of the agreements of Seller herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.
(b)PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. FURTHER, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES, AND INDEMNITIES SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, BY CONSUMMATING THE CLOSING, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE RELEASED (AND SHALL RELEASE) SELLER FROM AND SHALL BE DEEMED TO HAVE WAIVED (AND SHALL WAIVE) ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL CONDITION AT THE PROJECT (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROJECT), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER

WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROJECT, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH OR ARISING OUT OF CERCLA (THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. ‘9601 ET SEQ., AS AMENDED BY THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. ‘6901 ET SEQ., OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO OR AFFECTING THE PROJECT.
(c)Seller and Purchaser acknowledge and agree that the provisions contained in this Section 10 were a material factor in Seller’s acceptance of the Purchase Price and that Seller was unwilling to sell the Project to Purchaser unless Seller was released as expressly set forth above.

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Purchaser’s Initials
11.CLOSING DELIVERIES.
At Closing (or such other times as may be specified below), Seller and/or Purchaser, as appropriate, shall deliver or cause to be delivered the following:
(a)Deed. The Deed, executed by Seller, in recordable form reasonably acceptable to Seller, Purchaser and the Title Company, conveying the Project to Purchaser, warranting only that neither Seller nor any person or entity claiming by, through or under Seller has sold or encumbered the Project during Seller’s period of ownership, subject to the Permitted Exceptions.
(b)Seller Lease. On or before the expiration of the Inspection Period, Purchaser, as landlord, and Seller or its assignee or designee, as tenant, acknowledge and agree to use commercially reasonably efforts to agree to a form of lease for a portion of the Building consisting of approximately 34,458 square feet (the “Seller Lease”), which Seller Lease shall be entered into by Purchaser and Seller (or its assignee or designee) at Closing. If Seller and Purchaser, notwithstanding their commercially reasonable efforts, fail to agree upon the final terms of the Seller Lease during the Inspection Period, then this Agreement shall automatically terminate, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as provided in Sections 6(c), 17 and 20 below The Seller Lease shall include the following terms and conditions: (i) the Seller Lease shall be for a term of five (5) years from and after the Closing Date (the “Seller Lease Term”); (ii) during the Seller Lease Term, Seller shall pay rent to Landlord equal to $21,708 per month NNN, with 3% annual increases; (iii) Seller shall have the right to extend the Seller Lease Term for one (1) additional period of five (5) years (an “Extension”) at fair market rental rates, which shall be effective upon Seller giving one hundred eighty (180) days written notice to Purchaser prior to the expiration of the Seller Lease Term or the then applicable Extension; (iv) a shorter lease through December 31, 2016, terminable on 30-days’ prior written notice at any time, for only the warehouse portion of the Building, which shall be on the same terms as the remainder of the Seller Lease except the rental rate for the warehouse portion of the Building will be: (x) $0.30 psf per month (gross) from the commencement of the Seller Lease through October 31, 2016, (y) $0.45 psf per month (gross) from November 1, 2016 through November 30, 2016, and (z) $0.60 psf per month (gross) from December 1, 2016 through December 31, 2016; (v) other commercially reasonable terms and conditions as mutually agreed to by Seller and Purchaser; and (vi) subject in each instance to applicable legal requirements, Landlord to complete the following tenant improvements as Landlord’s sole cost and expense, which tenant improvements shall be further defined and clarified as part of Purchaser’s and Seller’s commercially reasonable negotiations during the Inspection Period:
            A. Within the earlier of (i) one year following Closing and (ii) thirty (30) days following completion of the roof repairs Purchase intends to complete following the Closing, demise the new retail premises and construct new restrooms within the new retail premises; provided, however, pending the demising and completion of the work within the new premises, Seller shall be entitled to occupy the full existing retail space without additional charge;
B. Within one hundred eighty (180) days following the Closing, (i) demolition and removal of the concrete structure in front of the retail portion of the Building (adjacent to the rail spur); (ii) removal of fencing for conversion to Tenant parking; and (iii) construction of new docks as reasonably determined by Tenant as necessary for Tenant’s operations; provided, however, at all times during the Lease not less than sixty (60) parking spaces shall be made available for use by Seller and its invitees.
C. In connection with, and at the time of, demising the new retail premises, completion of new façade and signage at the entrance to the new retail premises, with signage to be provided by Seller.
D. Within one hundred eighty (180) days following the Closing, install new monument sign with Tenant in top panel space, per agreed upon specifications and municipal requirements.
(c)Assignment of Intangible Property. An assignment of the intangible property (including all Service Contracts that Purchaser has elected to assume prior to the expiration of the Inspection Period), in a form reasonably acceptable to Seller and Purchaser, with (i) the agreement of Seller, as assignor, to indemnify, defend and hold Purchaser, as assignee, harmless from and against any and all claims, damages, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) arising from unperformed obligations of Seller under the applicable Service Contracts required to have been performed prior to Closing and (ii) the agreement of Purchaser to indemnify, defend and hold Seller harmless from and against any and all claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising from liabilities and obligations of Purchaser under the applicable Service Contracts first accruing or required to be performed after the Closing.
(d)Assignment of Anchor Lease. An assignment of the Anchor Lease, in a form reasonably acceptable to Seller and Purchaser, with (i) the agreement of Seller, as assignor, to indemnify, defend and hold Purchaser, as assignee, harmless from and against any and all claims, damages, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) arising from unperformed obligations of Seller under the Anchor Lease required to have been performed prior to Closing and (ii) the agreement of Purchaser to indemnify, defend and hold Seller harmless from and against any and all claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising from liabilities and obligations of Purchaser under the Anchor Lease first accruing or required to be performed after the Closing.
(e)Notice to Tenant. Notice to Tenant under the Anchor Lease, notifying them of the sale of the Property and directing them to pay all future rent as Purchaser may direct.
(f)Estoppel Certificate. The Estoppel Certificate (as defined in Section 22 below).
(g)Keys. Keys to all locks located in the Project.
(h)Affidavit of Title. An Affidavit of Title executed by Seller, in a form reasonably acceptable to Seller and the Title Company.
(i)Title Policy. The Title Policy (or a “marked-up” commitment therefor, unconditionally binding the Title Company to issue the Title Policy) issued by the Title Company, dated as of the date of the recordation of the Deed in the amount of the Purchase Price.
(j)Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.
(k)Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
12.PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:
(a)The amount of all security and other tenant deposits, and interest due thereon, if any, shall be credited to Purchaser.
(b)Purchaser and Seller shall divide the cost of any earnest money and closing escrows hereunder equally between them (except for any escrow established solely to accommodate Purchaser’s lender, if any, and for any incremental cost of such lender’s participation in any escrow established by the parties).
(c)To the extent not paid by Tenant under the Anchor Lease or Seller under the Seller Lease, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices.
(d)Amounts paid or payable under the Service Contracts being assumed by Purchaser, if any, shall be prorated.
(e)To the extent not paid by Tenant under the Anchor Lease or Seller under the Seller Lease, all general real estate, personal property and ad valorem taxes for the current year applicable to the Project shall be prorated in accordance with local custom; provided that, if the tax bill for the tax year in which the Closing occurs has not been received as of the Closing Date, the tax amounts to be prorated at Closing shall be assumed to equal 102% of taxes for the immediately preceding tax year.
(f)To the extent not paid by Tenant under the Anchor Lease or Seller under the Seller Lease, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of assessments which are due on or after the Closing Date.
(g)Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Anchor Lease and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows: (i) first, to Rent owed for the month in which the Closing Date occurs (the “Closing Month”), which Rent shall be prorated and apportioned between Purchaser and Seller in accordance with this Section 12(g) in the same manner in which such Rent would have been prorated and apportioned had it been collected prior to Closing, (ii) second, to any accrued Rents owing to Purchaser, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business for a period of six (6) months from and after Closing; provided, however, that Seller shall not have, and at Closing shall be deemed to have waived, any right to pursue the Tenant under the Anchor Lease for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Project. “Additional Rents” shall mean any and all amounts due from Tenant for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges that are paid by Tenant to Seller, as landlord, as opposed to charges (e.g. utility) that Tenant pays directly to third parties. The provisions of this Section 12(g) shall survive the Closing and the delivery of any conveyance documentation.
(h)Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.
Any and all prorations made pursuant to this Agreement on the Closing Date shall be deemed final.

13.CLOSING EXPENSES.
Seller shall only pay for: (i) subject to Section 12(a) hereof, one-half of the cost of any escrows hereunder, (ii) the cost of the premium for the base Title Policy; (iii) any local, county, or state transfer taxes payable upon or in connection with the recording of the Deed. Purchaser will pay for (i) subject to Section 12(a) hereof, one-half of any escrow costs hereunder, (ii) the cost of recording the Deed, (iii) the cost of any “extended form coverage,” (iv) the cost of any endorsements to the Title Policy, and (v) the cost of Updated Survey. Each party will be responsible for paying its own attorneys’ fees.
14.DESTRUCTION, LOSS OR DIMINUTION OF PROJECT.
If, prior to Closing, all or any portion of the Project is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:
(a)If the aggregate cost of repair or replacement or the value of the Damage or Eminent Domain (collectively, “Repair and/or Replacement”) is Five Hundred Thousand and 00/100 Dollars ($500,000.00) or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Project as diminished by such events with an assignment by Seller of any casualty insurance or condemnation proceeds and the payment by Seller to Purchaser of any applicable deductible amounts.
(b)If the aggregate cost of Repair and/or Replacement is greater than Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, together with all interest earned thereon, and neither party shall have any further liability to the other hereunder, except as provided in Sections 6(c), 17 and 20 below; or (ii) proceed to close and take the Project as diminished by such events; together with an assignment of the proceeds of Seller’s casualty insurance for all Damage (or condemnation awards for any Eminent Domain) and the payment by Seller to Purchaser of any applicable deductible amounts.
(c)In the event of a dispute between Seller and Purchaser with respect to the cost of Repair and/or Replacement with respect to the matters set forth in this Section 14, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Project is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.
15.DEFAULT.
(a)Default by Seller. If Seller shall have failed (prior to a material default by Purchaser hereunder) to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller with a copy to Escrowee, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser; or (ii) Purchaser may file an action for specific performance of this Agreement. Purchaser shall have no other remedy for any pre-Closing default by Seller, including any right to damages.
(b)Default by Purchaser. In the event Purchaser defaults in its obligations to perform any of the covenants and agreements contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), then Seller shall cause the Escrowee to deliver the Earnest Money, together with all interest earned thereon, to Seller, and Seller shall have no other remedy for any pre-Closing default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT (i) THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROJECT FROM SALE AND THE FAILURE

OF CLOSING TO HAVE OCCURRED DUE TO DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (ii) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (iii) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (iv) THE AMOUNT OF THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

____________________                    ____________________
Purchaser’s Initials                        Seller’s Initials
16.SUCCESSORS AND ASSIGNS.
Neither party shall assign this Agreement without the prior written consent of the other, except that (a) Seller may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish the Exchange, and (b) Purchaser may assign its interest in and obligations under this Agreement to any entity controlling, controlled by, or under common control with Purchaser, so long as Purchaser notifies Seller of the assignment at least five (5) business days prior to Closing; provided that no such assignment by Purchaser shall relieve Purchaser of its obligations and liabilities under this Agreement.
17.LITIGATION.
In the event of litigation between the parties with respect to the Project, this Agreement, the Escrow Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement or the Escrow Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 17 shall survive termination of this Agreement.
18.NOTICES.
Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:
Sears Outlet Store, L.L.C.
5500 Trillium Blvd., Suite 501
Hoffman Estates, Illinois 60192
Attn: Mr. Rohit Jacob
Telephone: 847-286-1146
Email: rohit.jacob@shos.com

With a copy to:

Sears Outlet Store, L.L.C.
5500 Trillium Blvd., Suite 501
Hoffman Estates, Illinois 60192
Attn:General Counsel
Email: _____________________

With a copy to its attorneys:	Dykema Gossett PLLC 39577 Woodward Avenue, Suite 300 Bloomfield Hills, Michigan 48304 Attn:Kyle R. Hauberg, Esq. Telephone: 248-203-0871 Email: khauberg@dykema.com
Purchaser:	LIT-Acquisitions, L.L.C. c/o Clarion Partners, LLC 1717 McKinney Avenue, Suite 1900 Dallas, Texas 75202 Attention:Dayton Conklin Telephone: 214-775-7681 Email: dayton.conklin@clarionpartners.com
With a copy to its attorneys:	Vinson & Elkins LLP 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Attention:Russell W. Oshman, Esq. Telephone: 214-220-7903 Email: roshman@velaw.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) one (1) business day after deposit with Federal Express or other overnight courier; or (iii) delivered to the electronic mail address of the addressee, so long as a confirmatory notice is sent by personal delivery or Federal Express or other overnight courier. Notices given by counsel to either party shall be deemed to have been given by such party.
19.BENEFIT.
This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
20.BROKERAGE.
Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Jones Lang LaSalle (the “Broker”). The commission due to the Broker shall be paid by Seller pursuant to a separate agreement. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages

(including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, other than the Broker, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 20 shall survive any termination of this Agreement.
21.MISCELLANEOUS.
(a)Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
(b)Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.
(c)Construction. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.
(d)Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Section 21(d) shall survive Closing or the earlier termination of this Agreement.
(e)Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
(f)No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.
(g)Counterpart. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange, by electronic mail transmission, counterparts of the signature pages to this Agreement.
22.ESTOPPEL CERTIFICATE.
It shall be a condition precedent to Purchaser’s obligation to proceed to Closing under this Agreement that, on or prior to the Closing Date, Seller delivers to Purchaser an estoppel certificate from Tenant disclosing no material breaches or defaults under the Anchor Lease and otherwise in the form required under the Anchor Lease (the “Estoppel Certificate”). Seller shall request the Estoppel Certificate from Tenant within five (5) business days following the Contract Date.
23.STATE-SPECIFIC PROVISIONS.
(a)Natural Hazard Disclosure. Seller has commissioned or will commission the preparation of a natural hazard disclosure statement (the “Natural Hazard Disclosure”) including the matters required by Article 1.7 of the California Civil Code (currently Sections 1103 through 1103.14). Purchaser acknowledges that the transactions contemplated by this Agreement are not subject to such Article 1.7, but that nevertheless the Natural Hazard Disclosure shall serve to satisfy any and all disclosure requirements relating to the matters referenced in the Natural Hazard Disclosure. Seller does not warrant or represent either the accuracy or the completeness of the information in the Natural Hazard Disclosure, and Purchaser shall use the same merely as part of its overall investigation of the Project.
(b)Seller’s Environmental Inquiry. Purchaser acknowledges and agrees that Seller has indicated that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Project is to obtain the third party reports in Seller’s possession relating to Hazardous Materials at the Project and that, for all purposes, including without limitation for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.
(c)Energy Use Disclosures. Purchaser acknowledges and agrees that (i) it has received all disclosures and other documentation or information for the Project required under Section 25402.10 of the California Public Resources Code and its implementing regulations, (ii) Seller has not made and will not make any representations or warranties regarding such disclosures, documentation or information such disclosure information is for the current occupancy and use of the Project, (iii) the energy profile of the Project will vary depending on any future occupancy and/or use of the Project, and (iv) Seller makes no claims, representations or warranties regarding the future energy profile of the Project.
(d)Waivers and Releases. With respect to the waivers and releases set forth in this Agreement relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waivers and releases are being made after obtaining the advice of counsel and with the full knowledge and understanding that the consequences and effects of such waivers, and that such waivers are made with the full knowledge, understanding and agreement that California Civil Code Section 1542 provides as follows, and that the protections afforded by said Code Section are hereby waived:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The foregoing waiver shall be deemed to be restated and re-made as of, and shall survive, Closing.
/s/ DC
Purchaser’s Initials
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:
SEARS OUTLET STORE, L.L.C., a Delaware limited liability company

By:	/s/ WILL POWELL
Its:	President

PURCHASER:
LIT-ACQUISITIONS, L.L.C., a Delaware limited liability company

By:	/s/ DAYTON CONKLIN
Its:	SVP

SCHEDULE OF EXHIBITS
A    Legal Description of the Land
B    Property Documents
C    Service Contracts

A-1
EXHIBIT A
Legal Description of the Land
Real property in the City of San Leandro, County of Alameda, State of California, described as follows:
LOTS 23 TO 30 INCLUSIVE AND THE NORTHEASTERN 100 FEET OF LOT 22, AS SAID LOTS ARE SHOWN ON THE MAP OF "TRACT 1792, CITY OF SAN LEANDRO, ALAMEDA COUNTY, CALIFORNIA", FILED JUNE 21, 1957, IN BOOK 38 OF MAPS, AT PAGE 31, IN THE OFFICE OF THE COUNTY RECORDER OF ALAMEDA COUNTY.
EXCEPTING THEREFROM THAT PORTION OF THE LAND GRANTED TO THE CITY OF SAN LEANDRO, A MUNICIPAL CORPORATION, IN THAT CERTAIN CORPORATION QUITCLAIM DEED RECORDED JANUARY 19, 1966 IN BOOK 1688, BOOK 166 OF OFFICIAL RECORDS, AND RERECORDED FEBRUARY 9, 1966 IN BOOK 1703, PAGE 826 OF OFFICIAL RECORDS.
Common Address: 1980 West Avenue 140th in San Leandro, California
Parcel Identification No.: 077B-0853-019

B-1

EXHIBIT B
Property Documents
1.    All service contracts and agreements.

2.	Operating statements, including capital improvement history, and real estate tax bills for the current year and prior year.

3.	Seller’s existing surveys and title insurance policies.

4.	As-built drawings.

5.	Soil, engineering, physical inspection and environmental reports.

6.	Existing lease(s) and all amendments thereto.

C-1
EXHIBIT C
Service Contracts
1.    Fire Systems Maintenance: Telgian Corporation (Fire Extinguishers, Emergency Lights, Sprinkler Systems Inspections)
2.    Fire and Burglar Alarm Service: Protection 1